                                                                                            Exhibit 99.1

Hi-Tech Pharmacal Reports a 17% Sales Increase and a 58% EPS Increase for Its Third Fiscal Quarter Ended January 31, 2005

AMITYVILLE, N.Y. - March 10, 2005 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the quarter and nine months ended January 31, 2005.

Third Quarter Results
For the three months ended January 31, 2005, the Company reported net sales of $21.2 million, an increase of 17% from $18.0 million for the same period last year. Net income increased 50% to $3.2 million from $2.1 million and fully diluted earnings per share rose 58% to $0.38 compared to $0.24 for the same fiscal quarter last year. The change in net income was primarily the result of increased sales and improved gross margin. During the quarter ended January 31, 2005, net sales of generic pharmaceutical products were $18.6 million, an increase of 20% compared to $15.5 million for the same fiscal 2004 period. The increase was driven by the launch of four new products this quarter, including Tannate 12 D S, a generic version of Tussi® 12 D S.

Sales for the Health Care Products division, which markets the Company’s branded products, increased 2% to $2.6 million for the three months ended January 31, 2005 due to sales increases of the DiabetiDerm® line of products.

Nine Month Results
For the nine months ended January 31, 2005, the Company reported net sales of $50.0 million, an increase of 17% from net sales of $43.0 million for the nine months ended January 31, 2004. Net income increased 16% to $6.4 million or $0.74 per fully diluted share for the nine months ended January 31, 2005 compared to $5.5 million, or $0.62 per share, for the same period ended January 31, 2004. The net income increase was driven by higher sales. The increase was partially offset by a research and development expense increase of 55% to $3.7 million, or 7% of net sales, for the nine months ended January 31, 2005, from $2.4 million, or 6% of net sales for the nine months ended January 31, 2004.

Generic pharmaceutical product sales were $43.4 million for the nine month period ended January 31, 2005, compared to $37.8 million for the nine months ended January 31, 2004 respectively, an increase of 15%. The Health Care Products division had net sales of $6.6 million and $5.2 million for the nine months ended January 31, 2005 and 2004, respectively, an increase of approximately 30%.

David Seltzer, President and CEO, commented on the results: “We are very pleased with the record results reported for our third quarter. Hi-Tech received an FDA approval to market Ciprofloxacin ophthalmic solution and successfully launched four new products this quarter. One of the products, Tannate 12 D S, a generic version of Tussi® 12 D S remains the subject of patent litigation. The sales of our Health Care Products division have grown 30% driven by the solid performance of our sugar free Diabetic Tussin® cough and cold line, complemented by strong growth from our DiabetiDerm® line. We will stay focused on delivering on our new product development plan that we believe will lead to new product introductions in the future.”

Hi-Tech currently has nine products awaiting approval at the FDA. These products target brand sales of over $1 billion. In addition to these products awaiting approval at the FDA, Hi-Tech has fifteen products in active development targeting brand sales of over $1 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

The Company’s management reiterates its belief that net sales will grow between 15% and 20% for Fiscal Year 2005. The Company’s ability to meet the forecast depends on such factors as the timing of new product launches, regulatory approvals, competition, legal proceedings and other market conditions.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, the outcome of the SEC staff’s investigation and any conclusions reached by the staff which are adverse to the Company, its officers or directors, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Nine Months		Three Months
	(Unaudited)		(Unaudited)
	1/31/2005	1/31/2004	1/31/2005	1/31/2004
Net sales	$50,043,000	$42,952,000	$21,169,000	$18,035,000
Cost of goods sold	22,793,000	19,970,000	9,521,000	8,407,000

Gross profit	27,250,000	22,982,000	11,648,000	9,628,000

Selling, general, administrative expenses	13,748,000	12,448,000	5,591,000	5,331,000
Research & product development costs	3,738,000	2,414,000	1,071,000	998,000
Contract research (income)	(25,000)	(479,000)	-	(56,000)
Interest expense	19,000	20,000	7,000	7,000
Interest (income) and other	(406,000)	(199,000)	(138,000)	(78,000)
Total	17,074,000	14,204,000	6,531,000	6,202,000

INCOME BEFORE INCOME TAXES	10,176,000	8,778,000	5,117,000	3,426,000
Provision for income taxes	3,766,000	3,274,000	1,894,000	1,277,000

Net income	$6,410,000	$5,504,000	$3,223,000	$2,149,000

Basic net earnings per common share	$0.81	$0.70	$0.41	$0.27
Diluted net earnings per common share	$0.74	$0.62	$0.38	$0.24

Weighted average common shares outstanding- basic	7,946,000	7,808,000	7,815,000	8,061,000
Effect of potential common shares	757,000	1,006,000	749,000	936,000

Weighted average common shares outstanding - diluted	8,703,000	8,814,000	8,564,000	8,997,000